Exhibit 99(l)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE

NEW YORK, NY  10036-6522

(212) 735-3000

October 21, 2004

BlackRock Global Floating Rate Income Trust

40 East 52nd Street

New York, NY 10022

                                                                                Re:          BlackRock Global Floating Rate Income Trust

                                                                Registration Statement on Form N-2

Ladies and Gentlemen:

                                We have acted as special counsel to BlackRock Global Floating Rate Income Trust, a statutory trust created under the Delaware Statutory Trust Act (the “Trust”), in connection with the issuance and sale by the Trust of up to 3,246 shares of the Trust’s auction preferred shares, Series T7, 3,246 shares of the Trust’s auction preferred shares, Series W7, and 3,246 shares of the Trust’s auction preferred shares, Series R7 (collectively, the “APS”).

                                This opinion is being furnished in accordance with the requirements of Item 24 of the Form N-2 Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

                                In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-

8A, as filed with the Securities and Exchange Commission (the “Commission”) on April 21, 2004, (ii) the Registration Statement of the Trust on Form N-2 (File Nos. 333-118715 and 811-21566), as filed with the Commission on September 1, 2004, as amended by Pre-Effective Amendment No. 1 on October 18, 2004, and as proposed to be amended by Pre-Effective Amendment No. 2 on the date hereof, under the 1933 Act (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”); (iii) the form of the Under writing Agreement (the “Underwriting Agreement”) proposed to be entered into between the Trust, as issuer, BlackRock Advisors, Inc., as investment adviser to the Trust, and UBS Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorpo rated, Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement; (iv)  the Statement of Preferences setting forth the rights, powers, terms and preferences of each Series of APS;; (v) the Certificate of Amendment, as filed with the Secretary of State of the State of Dela ware on May 27, 2004, amending the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware on April 20, 2004, and the Agreement and Declaration of Trust of the Trust dated April 20, 2004 (the “Declaration”); (vii) the By-Laws of the Trust, as currently in effect; and (viii) certain resolutions adopted by the Board of Trustees of the Trust relating to the creation, issuance and sale of the APS and related matters.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representa tives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                                In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submit ted to us as originals, the conformity to original documents of all documents submit ted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us.  As to any facts material to the opinions expressed herein which we have not independently estab lished or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

                                In rendering the opinion set forth below, we have assumed that any APS issued to a Principal Shareholder (as that term is defined in Section 11.7 of the Declaration) will be issued in compliance with Section 11.7 of the Declaration.

                                Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

                                Based upon and subject to the foregoing, we are of the opinion that the issuance and sale of the APS have been duly authorized, and, when the Registra tion Statement becomes effective and the APS have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the APS will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Declaration).

                                We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regula tions of the Commission.

                                                                Very truly yours,

                                                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP